Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333 -137770 on Form S-8 pertaining to the Royal Financial Inc. 2005 Stock Option Plan and the Royal Financial Inc. 2005 Recognition and Retention Plan and Trust Agreement of our report dated September 28, 2009 on the consolidated financial statements of Royal Financial, Inc. which report is incorporated by reference in the Annual Report on Form 10-K of Royal Financial, Inc. for the year ended June 30, 2009.

/s/ Crowe Horwath LLP

Oak Brook, Illinois

September 28, 2009